UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 15, 2011
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-50249	52-2298116
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.07 Submission of Matters to a Vote of Security Holders
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 15, 2011, Jason E. Fox, age 38, was appointed as President of Corporate Property Associates 15 Incorporated (the “Company”). Mr. Fox joined the investment department of W. P. Carey & Co. LLC, the Company’s advisor (“W. P. Carey”), in 2002. Since then, he has served in various capacities at W. P. Carey and is currently the Co-Head of Domestic Investments and Managing Director. He also serves as Managing Director of Corporate Property Associates 16 — Global Incorporated and Corporate Property Associates 17 — Global Incorporated, two affiliates of the Company that are also managed by W. P. Carey. Mr. Fox is a magna cum laude graduate of the University of Notre Dame, where he earned a B.Sc. in Civil Engineering and Environmental Science. He received his MBA from Harvard Business School.
Item 5.07 Submission of Matters to a Vote of Security Holders
An annual meeting of stockholders was held on June 15, 2011, at which time a vote was taken to elect directors for the Company through the solicitation of proxies. Set forth below are the final voting results for the election of directors, who were elected to serve until the next annual meeting of stockholders:

Name of Director	For	Withheld	Abstained*
Wm. Polk Carey	57,049,462	1,075,225	9,416,540
Marshall E. Blume	57,094,062	1,030,625	9,416,540
Elizabeth P. Munson	57,220,487	904,200	9,416,540
Richard J. Pinola	57,181,700	942,986	9,416,540
James D. Price	57,166,270	958,417	9,416,540

*	Represents shares held by W. P. Carey and certain of its affiliates, which were present for quorum purposes but are not entitled to be voted for the election of directors under the Company’s Bylaws.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 15 Incorporated
Date: June 21, 2011	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director